                                                                   EXHIBIT 5.1


                           DAVIS POLK & WARDWELL

                           450 Lexington Avenue
                           New York, N.Y. 10017
                               212-450-4000



                                                July 3, 1997

Comcast Cellular Holdings, Inc.
1105 North Market Street
Wilmington, DE 19801

Ladies and Gentlemen:

               We have acted as special counsel to Comcast Cellular Holdings, Inc. (the "Company") in connection with the Company's offer (the "Exchange Offer") to exchange its 9 1/2% Exchange Notes due 2007, Series A (the "Old Notes"), for a like principal amount of any or all of its outstanding 9 1/2% Notes due 2007, Series B (the "New Notes").

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

               Upon the basis of the foregoing and assuming the due execution and delivery of the New Notes, we are of the opinion that the New Notes, when the New Notes are executed, authenticated and delivered in accordance with the Indenture dated as of May 8, 1997 by and between the Company and The Bank of New York, as Trustee, in exchange for the Old Notes in accordance with the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and equitable principles.

               We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Validity of the Notes" in the Prospectus contained in such Registration Statement.

               This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                    Very truly yours,


                                    /s/ Davis Polk & Wardwell